Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Guerrant Associates
	Jeffrey H. Sakamoto	Laura Guerrant
	(808) 326-1353	(808) 882-1467
	jsakamoto@cyanotech.com	lguerrant@guerrantir.com

CYANOTECH CORPORATION PROVIDES UPDATE ON POND CONVERSION

KAILUA KONA, Hawaii.—December 14, 2004— Cyanotech Corporation (Nasdaq: CYAN), a world leader in producing high-value natural products from microalgae, today provided an update on the Company’s expansion and conversion of certain of its culture ponds from Spirulina production to astaxanthin production.  Of the 10 ponds identified for conversion, the Company anticipates that 6 ponds will be completed by the end of this month.

In the company’s 2nd Quarter Fiscal 2005 press release dated November 1, 2004, it was noted that demand for natural astaxanthin during the quarter had been impacted by inclement environmental factors in Japan which affected customers’ fish farming operations, as well as by competitive pricing issues from synthetic astaxanthin aquaculture products in Europe.  In addition, the Company had also noted that over the next two quarters (fiscal year 2005 3rd and 4th quarters, respectively), demand for its natural astaxanthin in aquaculture was anticipated to be level with that of the second quarter.  However, also in the same release, the Company stated that demand in the future is expected to rebound to levels consistent with prior demand patterns.  In response to such shift in product demand, the Company is deferring the conversion of the four remaining ponds for the continuing cultivation of Spirulina Pacifica.

Cyanotech’s Chairman, President and Chief Executive Officer, Gerald R. Cysewski, said, “When we implemented the conversion of our ponds, our intent was to increase our flexibility to adjust production of both of our products as required so that we would be in a better position to respond to the varying demands of the marketplace.  The benefits of this have been immediate.  By rapidly assessing market demand we are able to improve our response and adjust our cultivation accordingly.  In this instance, we experienced reduced demand for astaxanthin in the aquaculture market and retained for Spirulina production the remaining ponds marked for conversion.”  Dr. Cysewski concluded, “As we see conditions improving in the aquaculture markets, the Company will reassess the timing and appropriateness of full conversion.”

About Cyanotech

Cyanotech Corporation, a world leader in microalgal technology, produces high-value natural products from microalgae and is the world’s largest commercial producer of natural astaxanthin (pronounced “asta-zan-thin”) from microalgae.  Products include BioAstin® natural astaxanthin, a powerful antioxidant with expanding applications as a human nutraceutical; NatuRose® natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica®, a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market.  Spirulina Pacifica and BioAstin are sold directly online through the Company’s website, www.nutrex-hawaii.com, as well as through resellers in over 30 countries worldwide.  Technical information for the Company’s phycobiliproteins products is available at www.phycobiliprotein.com. Corporate data and other product information are available at www.cyanotech.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

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